Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Richard Doleshek (“Executive”) and QEP Resources, Inc.. (the “Company”). Except as set forth in this Agreement, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Participation Letter.

WHEREAS, Executive has served as the Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, Executive and the Company previously entered into that certain Participation Letter, dated as of February 26, 2018 (the “Participation Letter”);

WHEREAS, the Company has determined that Executive’s employment with the Company shall be terminated without Cause, effective as of the Termination Date (as defined below);

WHEREAS, in connection with Executive’s termination, Executive and the Company have agreed that Executive shall receive the severance payments and benefits set forth herein and that Executive will not receive the severance payments and benefits set forth in the Participation Letter;

WHEREAS, in connection with Executive’s termination of employment, the parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company or one of its affiliates, Executive’s right to indemnification by the Company or any of its affiliates or insurers pursuant to contract or applicable law, or Executive’s rights and benefits under the Company’s employee benefit plans and arrangements in accordance with the terms and conditions thereof, including, for the avoidance of doubt, Executive’s accrued and vested benefits under the Company’s retirement and supplemental retirement and deferred compensation plans (collectively, the “Retained Claims”).

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, conditioned on Executive’s execution and non-revocation of this Agreement, Executive and the Company (collectively referred to as the “parties” or individually as a “party”) hereby agree as follows:

1.    Termination. Executive’s position as an officer of the Company shall terminate effective as of December 31, 2019 (the “Termination Date”) and Executive will cease to be employed with the Company, effective as of the Termination Date, and from and after the Termination Date, Executive shall no longer serve in any employee or officer role or in any other position with the Company, or any of its subsidiaries or affiliates. Effective as of the Termination Date, Executive shall and hereby does resign his position as an officer of the Company. In addition, Effective as of the Termination Date, unless otherwise agreed between Executive and the Company with respect to any post-employment consulting or service arrangement, Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company or any of its subsidiaries or affiliates. After the date hereof, Executive shall execute any additional documents or instruments reasonably requested by the Company to effectuate the matters described in this Section 1.

2.    Continued Service Until the Termination Date. Until the Termination Date, Executive shall continue to provide services as an employee of the Company in good faith as requested and will continue to be paid his base salary and will continue to participate as an active employee in all applicable employee benefit plans and arrangements of the Company and its subsidiaries, in each case in accordance with the terms of his employment. The Executive acknowledges that the Company’s obligations under this Agreement are subject to Executive’s continued service as an employee of the Company in good faith until the Termination Date.

3.    Accrued Compensation. As of or following the Termination Date, to the extent not yet then paid, Executive shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Termination Date, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with Company’s Policies, (iii) any expense reimbursements owed to Executive pursuant to and in accordance with the Company’s expense reimbursement policies; and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under the Company’s employee benefit plans and arrangements, including the Company’s Retirement Plan, Supplemental Executive Retirement Plan (SERP) and Deferred Compensation Plan, in accordance with the terms and conditions thereof.

4.    Severance Payments and Benefits. Provided that (i) the Executive complies with all of the Executive’s obligations under this Agreement, and (ii) the Executive signs on or promptly following his last day of actual service with the Company a bring-down release of claims in the form attached hereto as Exhibit A (the “Bring Down Release”), the Company agrees to provide Executive with the following severance payments and benefits without duplication (collectively, the “Severance Payments”):

(a)     An amount in cash equal to $1,431,000, representing the sum of (i) one times the amount of Executive’s annual base salary and target annual bonus amount, and (ii) a lump sum payment of $300,000 in lieu of any enhancement to the amounts payable to Executive under the Retirement Plan and the SERP, which amount shall be payable, to the extent not previously paid, in a single lump sum within seven (7) days of the Termination Date; and

(b)     A lump sum cash payment in an amount equal to 24 times the monthly premium payment amount required to continue Executive’s (and, if applicable Executive’s covered dependents’) medical, dental and vision coverage, as applicable, under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);

(c)     An amount equal to the full award earned by Executive for calendar year 2019 under the Company’s annual cash incentive award plan, determined based on actual performance and on the same basis as if Executive had remained employed through the date of payment thereof, which amount shall be paid in a single lump sum at the same time as annual cash incentive awards for 2019 are paid to other Company executive’s (expected March 2020); and

(d)     Executive may use authorized outplacement services provided by the Company’s designated preferred outplacement provider for a period of up to twelve (12) months at no cost to the Executive

Executive agrees that the Severance Payments provided in this Agreement are the only severance payments that will be paid or provided to Executive. For the avoidance of doubt, Executive will not receive the severance payments and benefits set forth in the Participation Letter, but will receive the accrued compensation described in Section 3 above.

5.    Equity and Long-Term Incentive Awards. Provided that the Executive complies with all of the terms and conditions of this Agreement and Executive signs on or promptly following his last day of actual service with the Company the Bring Down Release, all of Executive’s outstanding equity and long-term incentive awards (including all stock options, restricted stock awards and performance share units) shall become fully vested, non-forfeitable and exercisable or payable, as applicable, within seven (7) days of the Termination Date, and the Participant’s outstanding stock options shall remain exercisable until the original expiration date of the options (subject to the general terms of the Company’s applicable equity or long-term incentive plan under which such options were granted), provided, however, that the vesting and payment of Executive’s performance share units shall be based on (i) the actual level of performance in relation to the applicable performance measures, determined as of November 30, 2019 (the “PSU Measurement Date”) and (ii) as applicable, the Company’s average closing Company stock price for the three month period ending on the PSU Measurement Date.

6.    General Release and Waiver.

(a)    Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 12 below), including, without limitation:

(i)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(ii)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and

Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(v)    any and all claims for violation of the federal or any state constitution;

(vi)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(viii)    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, this Agreement and any Retained Claims (including, with respect to his vested equity, his rights under the Equity Documents).    This release does not prevent Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(b)    Acknowledgement of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 45 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel and Board of Directors of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 45 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges receipt of that certain OWBPA Notice delivered to Executive concurrently with this Agreement.

7.    Return of Company Property. Unless otherwise agreed between Executive and the Company, Executive shall promptly return any property of the Company or its affiliates (including, without limitation, proprietary information or intellectual property) that is within Executive’s custody or control.

8.    Confidentiality and Restrictive Covenants.

(a)    Confidential Records and Information.    Executive agrees that Executive will not, unless required or otherwise permitted by law, disclose or divulge to any other person or entity, directly or indirectly, any confidential records or information regarding the Company, including but not limited to the following: (i) practices, policies and or procedures; (ii) trade secrets; (iii) customer names; (iv) any information regarding existing or prospective future business, planning, or development; (v) contracts or proposed contracts; (vi) financial information; (vii) staffing or personnel utilization; (viii) salary or wage levels; (ix) privileged communications; and (x) other information deemed confidential or proprietary not herein listed. Executive covenants that he has returned to the Company, its computers (including data stored thereon) and peripherals, Company credit and fuel cards, and keys. Executive may retain incidental materials he currently has in his possession, or which may be stored incidentally in electronic formats (for example, emails, correspondence, draft documents, copies of various materials accumulated while employed), provided he has not systematically and intentionally acquired any such materials in preparation for Executive’s termination of employment. Executive represents and warrants that in the event he has any Company work related materials, he has no intention of utilizing said materials, nor of disclosing same to any other person or entity.

(b)    Non-solicitation. For a period of twelve (12) months after the date of Executive’s termination of employment, Executive agrees not to induce, attempt to induce or solicit any employee of the Company to leave the employ of the Company or any of its related entities, or hire any such employee in any business or other capacity. Notwithstanding the foregoing, if any employee of the Company initiates contact with Employee as a result of a publically advertised position for purposes of obtaining employment with Executive or Executive’s place of business, such action shall not constitute a breach of this Section 8(b).

9.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

10.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

11.    Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of Colorado applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. The parties agree that any controversy, claim or dispute arising out of or relating to this Agreement that the parties cannot resolve through negotiation shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association (“AAA”) in Denver Colorado. Such arbitration shall be conducted in accordance with the AAA’s then-existing Employment Arbitration Rules. Each party shall bear its own attorney’s fees and expenses and one-half of the fees and expenses of the arbitration; provided, that the arbitrator shall have the authority to apportion the costs of arbitration and to render an award including reasonable attorneys’ fees, as and to the extent the arbitrator deems appropriate under the circumstances. The arbitrator’s decisions and awards will be rendered in a reasoned written opinion, and the parties agree to abide by all such decisions and awards. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction.

12.    Effective Date. Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the parties and has not been revoked by Executive before that date (the “Effective Date”).

13.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

14.    Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

QEP RESOURCES, INC.

By:	/s/ Timothy J. Cutt	Date: October 23, 2019
Name:	Timothy J. Cutt
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Richard Doleshek		Date: October 23, 2019
Richard Doleshek

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EXHIBIT A

Bring Down Release

(a)    For and in consideration of the payments and benefits due to the undersigned under that certain Separation Agreement (the “Separation Agreement”) executed by the undersigned (the “Executive”) on October 23, 2019, which are expressly conditioned on the Executive’s execution of this release (the “Bring Down Release”), and for other good and valuable consideration, the Executive on his own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims and claims arising under the Separation Agreement, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date the Executive has signed this Bring Down Release, including, without limitation:

(i)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(ii)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(v)    any and all claims for violation of the federal or any state constitution;

(vi)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(viii)    any and all claims for attorneys’ fees and costs.

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Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, the Separation Agreement and any Retained Claims (including, with respect to his vested equity, his rights under the Equity Documents). This release further does not release claims for breach of the Separation Agreement. This release does not prevent Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

Capitalized terms used but not defined herein shall have the meanings set forth in the Separation Agreement.

The Executive has read this Bring Down Release carefully, acknowledges that the Executive has been given at least twenty-one (21) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Bring Down Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up rights which the Executive may have to sue or bring any other claims against the Releasees, including rights and claims under the Age Discrimination in Employment Act.

October 23, 2019	/s/ Richard J. Doleshek
Date	EXECUTIVE

Richard J. Doleshek
Print Name

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